February 11, 1997



Board of Directors
Hemlock Federal Bank for Savings
5700 West 159th Street
Oak Forest, IL  60452

RE: Qualification of a charitable foundation under Section 501(c)(3) of the Internal Revenue Code and related matters

Ladies and Gentlemen:

You have requested our opinion regarding whether (i) an organization to be formed on behalf of the Hemlock Federal Bank for Savings ("Bank") will qualify for exemption under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended ("Code")' (ii) contributions to the organization will be deductible under Section 170 of the Code; and (iii) certain transactions involving the organization will constitute an act of self-dealing within the meaning of
Section 4941(d) of the Code. The pertinent facts are as set forth below.

                                      FACTS

On September 10, 1996, the Board of Directors of the Bank adopted a Plan of Conversion ("Plan") whereby the Bank could convert from a mutual savings institution to a stock savings institution. The Plan includes as part of the conversion, the concurrent formation of a holding company to be named in the future ("Holding Company").

Upon completion of the conversion, in furtherance of the Bank's long-standing commitment to the communities which it serves, the Holding Company intends to form a charitable foundation ("Foundation"). If approved by the Bank's members, the Foundation will be initially funded with cash contributions from the Holding Company aggregating $1.0 million. In the future, the Holding Company currently intends to contribute up to 10% of its net income, in the form of cash or Holding Company stock, to the Foundation on an annual basis. Pursuant to the terms of the order of the Office of Thrift Supervision ("OTS") approving the Plan, the shares of the common stock of the Holding Company held by the foundation in the future, if any, must be voted in the same ratio as all other shares of the Holding Company's common stock on all proposals considered by the shareholders of the Holding Company.


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Board of Directors
Hemlock Federal Bank for Savings
February 11, 1997
Page 2


The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups, and other types of organizations or projects. While the Foundation will be authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other organizations described in Section 501(c)(3) of the Code.

The Foundation's proposed Articles of Incorporation ("Articles") state that it will be organized and operated exclusively for charitable purposes set forth in
Section 501(c)(3) of the Code. The Articles specifically prohibit the Foundation from engaging in any activities to attempt to influence legislation by propaganda or otherwise, or to participate in, or intervene in, any political campaigns on behalf of, or in opposition to, any candidate for public office. Moreover, the Articles prohibit any part of the net earnings of the Foundation from inuring to the benefit of any member, trustee, or officer of the Foundation, or any private person.

In the event of the liquidation, dissolution, or winding up of the Foundation, the Articles provide that the Foundation's assets, after payment of obligations and liabilities of the Foundation, will be transferred only to one or more domestic or foreign corporations or associations that quality as exempt organizations under Section 501(c)(3) of the Code.


                             ADDITIONAL ASSUMPTIONS

We have relied upon the following assumptions in rendering this opinion:

o    The Foundation's  Articles will meet the  organizational  test described in
     Section 1.501(c)(3)- 1(b) of the Income Tax Regulations ("Regulations").

o At all times, the Foundation will be operated exclusively for the charitable purposes set forth in Section 501(c)(3) of the Code, and it will otherwise meet the operational test described in Section 1.501(c)(3)-1(c) of the Regulations.

o Pursuant to the provisions of Section 508 of the Code, and the Regulations thereunder, the Foundation will notify the Internal Revenue Service that it seeks recognition to be treated as an organization described in Section 501(c)(3) of the Code by filing a full and complete Form 1023 with the applicable Internal Revenue Service key district within 15 months from the end of the month of its organization.

o If any disqualified person, as defined in Section 4946(a) of the Code ("Disqualified Person"), receives a benefit from the Holding Company's contributions to the Foundation or from the OTS requirement that the Foundation's shares of Holding common stock be voted in the same ratio as all other shares of the Holding company's common stock, such benefit, if any,


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Board of Directors
Hemlock Federal Bank for Savings
February 11, 1997
Page 3


     will be  considered  to be  incidental  or tenuous  within  the  meaning of
     Section 53.4941(d)- 2(f)(2) of the Foundations and Similar Excise Tax Regulations ("Foundations Regulations").

o At all times in the future, the percentages of the common stock of the Holding Company to be held by the Foundation will not be greater than 20 percent of the total number of shares of the Holding Company common stock outstanding, reduced by the percentage of the common stock of the Holding Company owned by all Disqualified Persons.

o The Bank will achieve the projected levels of total net income set forth in the regulatory business plan submitted by the Bank to the OTS, as supplemented by management projected taxable income for subsequent periods through December 31, 2001 (hereinafter collectively referred to as the "Income Projections").


                              STATEMENT OF THE LAW

Section 501(c)(3) of the Code exempts from federal income tax organizations organized and operated exclusively for charitable, educational, and other purposes, provided that no part of the organization's net earnings inure to the benefit of any private shareholder or individual, and no substantial part of the activities of which is carrying on propaganda, or otherwise attempting, to influence legislation, and which does not participate in, or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office.

Section 1.1503(c)(3)-1(a)(1) of the Regulations provides that to be exempt under
Section 501(c)(3), an organization must be organized and operated exclusively for purposes specified in that section. If it fails either the organization or the operational test, it is not exempt.

Section 1.501(c)(3)-1(d)(2) of the Regulations provides that the term "charitable" in Section 501(c)(3) is used in its generally accepted legal sense. The term "charitable" includes, among other things, relief of the poor and distressed, and lessening the burdens of government.

Even though an organization considers itself to be exempt under Section 501(c)(3), under the provisions of Section 508 of the Code, and the Regulations thereunder, it must file an application on Form 1023 with the applicable key district of the Internal Revenue Service to be treated and recognized as exempt.

Section 509(a) of the Code provides that the term "private foundation" means a domestic or foreign organization described in Section 501(c)(3) of the Code, with certain exceptions. The exceptions pertain to: churches and conventions or associations of churches; educational organizations with regular facilities, curricula, and student bodies; organizations whose purpose is testing for public safety; and organizations that normally receive a substantial part of their support from the general public or from governmental bodies.


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Board of Directors
Hemlock Federal Bank for Savings
February 11, 1997
Page 4


Section 170 of the Code provides for the allowance of a federal income tax deduction for a charitable contribution (as defined in Section 170(c)) payment of which is made within the taxable year. However, Section 170(a)(2) of the Code provides that an accrual basis corporation (such as the Bank) can elect to treat a contribution as paid during such taxable year if (A) the board of directors authorizes a charitable contribution during any taxable year, and (B) payment of such contribution is made after the close of such taxable year and on or before the fifteenth day of the third month following the close of such taxable year.

Section 170(b)(2) of the Code provides that, in the case of a corporation, the total deductions under Section 170 for any taxable year shall not exceed 10 percent of the taxpayer's taxable income computed without regard to -- (A)
Section 170, (B) part VIII of the Code (except section 248), (C) any net operating loss carryback to the taxable year under Section 172, and (4) any capital loss carryback to the taxable year under Section 1212(a)(1). Section 170(c) of the Code provides in part that the term "charitable contribution" means a contribution or gift to or for the use of an organization described in
Section 501(c)(3) of the Code. Finally, Section 170(d)(2) of the Code provides that corporations with excess carryovers of contributions may deduct these contributions for each of the five succeeding taxable years, subject to the 10 percent limitation noted above. Current year contributions are considered first in arriving at the 10 percent limitation prior to carryovers.

Chapter 35, Article 4, of the Illinois Compiled Statutes ("Illinois Code") provides for the same treatment of the deduction of charitable contributions for Illinois Income and Replacement Tax purposes.

Section 4941(a) of the Code imposes a tax on each act of self-dealing between a Disqualified Person and a private foundation. Section 4941(d)(1)(E) of the Code provides that the term "self-dealing" includes any direct or indirect transfer to, or use by or for the benefit of, a Disqualified Person of the income or assets of a private foundation. Section 53.4941(d)-2(f)(2) of the Foundations Regulations provides that the fact that a Disqualified Person receives an incidental or tenuous benefit from the use by a foundation of its income or assets will not, by itself, make such uses an act of self-dealing.

BASED ON OUR UNDERSTANDING OF THE FOREGOING FACTS AND ASSUMPTIONS, AND THE APPLICABALE LAWS AND REGULATIONS, WE ARE OF THE OPINION THAT FOR FEDERAL INCOME TAX PURPOSES:

o    The   Foundation   will   qualify   as   an   exempt   organization   under
     Section 501(c)(3) of the Code.

o The Foundation will be classified as a private foundation within the meaning of Section 509(a) of the Code.

o The cash contribution of $1.0 million by the Holding Company to the Foundation, as


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Board of Directors
Hemlock Federal Bank for Savings
February 11, 1997
Page 5


     described  above,  will be deductible for federal income tax purposes under
     Section 170 of the Code and for Illinois Income & Replacement tax purposes under the Illinois Code, subject to the applicable limitations set forth in those sections.

o On the basis of the Income Projections, the Holding Company will have sufficient taxable income over the five-year period set forth in Section 170(d)(2) of the Code to utilize fully any carryover related to the initial contribution of $1.0 million to the Foundation.

o The contribution by the Holding Company to the Foundation of shares of its own common stock, as described above, will not constitute an act of self-dealing within the meaning of Section 4941(d) of the Code.

Our opinion is based on the Code, Regulations and administrative pronouncements and case law in existence as of the date of the opinion. However, our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial proceeding, although we believe that the positions expressed in our opinion should prevail if the matters are challenged.

No opinion is expressed under the provisions of other sections of the Code, Regulations or Foundations Regulations, which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinion set forth above. Specifically, no opinion is expressed as to whether the Foundation will be classified as a private operating foundation as defined in
Section 4942(j)(3) of the Code and no opinion is expressed or implied regarding the applicability of Section 4941 of the Code to any Foundation transactions beyond the funding transactions specially described herein.

If any fact or assumption contained in this opinion letter changes, it is imperative we be notified to determine the affect, if any, on the conclusions reached herein.

Very truly yours,



/s/ Crowe, Chizek and Company LLP
---------------------------------
Crowe, Chizek and Company LLP